Exhibit j(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Master Portfolio Trust

We consent to the use of our report, dated July 24, 2009, with respect to Government Portfolio, a series of Master Portfolio Trust, as of May 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

March 3, 2010